FREIT Announces Quarterly and Special Dividend

HACKENSACK, NJ, October 29, 2024 – On October 28, 2024, the Board of Directors of First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Trust”) declared a dividend in the fourth quarter of Fiscal 2024 of $0.12 per share on the Common Stock of the Trust based on FREIT’s operating results for the full fiscal year. Additionally, the Board of Directors declared a special dividend from cash reserves on the Common Stock of the Trust of $0.58 per share. The total dividend of $0.70 per share on the Common Stock of the Trust will be paid on December 13, 2024 to holders of record of said shares at the close of business on November 29, 2024. This brings total dividends declared for Fiscal 2024 to $0.85 per share on Common Stock of the Trust. The Board of Directors will continue to evaluate the dividend on a quarterly basis and there can be no assurance that dividends will be declared for any future period. In addition, the amount of the dividend declared on October 28, 2024 is not necessarily indicative of the amount of any dividends that may be declared in the future.

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The statements in this press release, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in FREIT’s filings with the SEC including FREIT’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

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